Exhibit 10.2
AGREEMENT
     AGREEMENT made as of May___, 2001, by and between Levitt and Sons, Inc., a Maryland corporation having its principal office at 7777 Glades Road, Boca Raton, Florida 33434 (the “Employer”), and Elliott M. Wiener, having an address at 5730 Northwest 42(nd) Court, Boca Raton, Florida 33496 (the “Employee”).
WITNESSETH:
     WHEREAS, the Employer is desirous of the services of the Employee as herein provided, and
     WHEREAS, the Employee is willing to perform such services hereunder;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is mutually covenanted and agreed as follows:
     1. Employment. The Employer hereby employs the Employee and the Employee hereby accepts employment, and agrees to devote his best efforts and substantially all of his business time and attention, except during vacation periods (which shall not be less than 20 days in each calendar year) and period of illness or other disability, to the business of the Employer.
     2. Term. The term of this Agreement shall commence as of January 1, 2002 and shall continue to and including December 31, 2005 except as otherwise herein provided. From and after December 31, 2005, the term shall automatically be extended from year to year for one year unless either party provides notice not to so extend this Agreement, which notice, if given, must first be given at least six months prior to December 31, 2005 and thereafter must be given at least six months prior to the end of the term as same may have been extended hereby.
     3. Compensation. The Employer agrees to pay the Employee and the Employee agrees to accept the following compensation and benefits during his term of employment:

(a)	Base salary shall be paid at the annual rate of $400,000. Such salary shall be payable in accordance with the normal payroll practices of the Employer.

(b)	It is the objective that the Employer is to achieve on an annual basis, at least a fifteen percent (15%) after tax return on equity for each fiscal year of the Employer (“Objective Return”). After the annual certified audit of the Employer has been prepared by the Employer’s independent certified accountants and it is determined that the Employer has obtained the Objective Return in such fiscal year, then an incentive compensation shall be paid to Employee within thirty (30) days of such determination in an amount to be determined by mutual written agreement of Employee and the Chairman of the Board of the Employer (“Incentive Compensation”).
     In the event that the controlling interest in the Employer is sold to a third party not affiliated with Levitt Corporation, then the parties hereby agree that for purposes of the Incentive Compensation payable from and after the date of such sale, the parties shall utilize the methodology for computing the Incentive Compensation during the last fiscal year immediately prior to such sale in order to determine the methodology for computing Incentive Compensation from and after the sale.
(c)	Nothing contained herein shall be deemed to impact that certain Levitt Corporation Deferred Compensation Plan and Split Dollar Agreement for Elliott Wiener dated December 23, 1993 (“Deferred Compensation

Agreement”) which Deferred Compensation Agreement shall remain in full force and effect.
     In addition, the Employee shall be entitled to such group life insurance, retirement, medical insurance, hospitalization, vacation, disability, and similar employee benefit plans as may exist for the benefit of Employer’s executive officers generally (“perquisites”).
     4. Expenses. The Employee shall be reimbursed for reasonable out-of-pocket expenses incurred by him attributable to and in furtherance of the Employer’s business, upon submission of reasonable itemized vouchers therefor.
     5. Duties and Covenants. The employee is engaged as President, and Chief Executive Officer of the Employer and is to perform such duties and services as may be assigned to him from time to time by the Board of Directors or principal executive officers of the Employer and shall observe the by-laws and policies of the Employer from time to time promulgated by the Board of Directors and principal executive officers thereof. Notwithstanding the foregoing, in no event shall the Employee be required to perform services not commensurate with his office. The Employee agrees that he will devote his entire business time, attention and best efforts and will not engage in any conduct detrimental in any material respect to the business and affairs of the Employer and its affiliates, and will not engage or be interested in any capacity, directly or indirectly, in any other business activity during the term of the Agreement; provided, however, that the Employee may continue to maintain his investment in the partnership developing Cascade Lakes. Nothing contained in this paragraph 5 shall prevent the Employee from investing in passive equity interests in real estate provided such investments are not inconsistent with Employee’s responsibilities hereunder, or holding stock (less than 3% of the outstanding) in any public corporation. In no event (including removal from office under paragraph 6 below) shall the Employer directly or indirectly require the Employee to relocate his principal residence outside of South Florida. Employee understands that the corporate plan for succession of the corporate officers is of significant importance to the Employer in order to provide for the continued success of the business of the Employer and as such the Employee accepts this responsibility and shall make his best efforts to accomplish this objective.
     The Employee agrees that during the term of this Agreement and at all times thereafter, he will not, without the Employer’s prior written consent, divulge, furnish or make accessible to any third party (other than in the regular course of business of the Employer or its subsidiaries or as required by law or valid legal process) any non-public, confidential information of or concerning the Employer or its affiliates.
     Inasmuch as the Employee’s breach or attempted breach of any provision of this paragraph 5 would cause grave damage to the Employer or its affiliates not measurable in money damages, the Employer shall, in addition to all other remedies, be entitled to a temporary and permanent injunction and/or a decree for specific performance of the terms of this paragraph 5, without being required to furnish any bond or other security or to show any actual damages. If any provision of this paragraph 5 shall be held to be invalid or unenforceable, such provision shall be construed so as to be narrowed to the least extent necessary to make such provision valid and enforceable.
     6. Termination. (a) This Agreement shall be terminable by the Employer only upon the Employee’s death, in the event of such physical or mental disability or illness of the Employee as prevents his performance of the duties incident to this employment for a period of no less than three (3) consecutive months or an aggregate of 120 days in any period of twelve

(12) months (“disability”), for cause (as hereafter defined) or as provided below. For purposes of this Agreement “cause” shall mean:
(i) gross or willful misconduct, gross negligence or material failure to perform Employee’s duties under this Agreement (which gross negligence or material failure shall have an adverse effect on the Employer’s business and shall either not be curable or, if curable, shall continue uncured for more than 15 days after the Employee’s receipt of written notice setting forth with particularity such misconduct); or
          (ii) conviction of a felony or act of fraud or dishonesty.
In connection with any termination hereunder, all amounts owing and accrued to the Employee on the date of termination shall be paid promptly to the Employee upon termination,
(b) Upon the death of the Employee during the Term, the Employee’s beneficiary(ies) shall receive any Incentive Compensation determined to be due in accordance with Paragraph 3(b) for the fiscal year in which such death occurs.
     7. Notices. Any notice in connection with this Agreement shall be in writing and personally delivered, sent by overnight delivery service or sent by registered or certified mail to the addressee at its or his address set forth above, or to such other address(es) as either party may designate by like written notice to each other.
     8. Binding Effect. This Agreement shall be binding upon the parties hereto, their respective heirs, administrators, successors and assigns, and shall inure to benefit of and be binding upon the Employer, its affiliates, and their successors and assigns.
     9. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes any prior employment agreements or understandings between them. It may not be changed, waived, extended or terminated orally, but only by a writing signed by the party against whom enforcement of any change, waive, extension or termination is sought. The headings herein have been inserted for convenience only, and are not to be part of this Agreement.
     10. Governing Law, Venue. This Agreement shall be governed by the laws of the State of Florida. Any and all suits, legal actions or proceedings missing out of this Agreement shall be brought in the court of competent jurisdiction in Palm Beach, Florida, and the parties irrevocably waive any objection to such choice of venue.

LEVITT AND SONS, INC.

By:	/s/ John E. Abdo,

John E. Abdo, Chairman of the Board

/s/ Elliott M. Wiener

Elliott M. Wiener

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